Exhibit 99.1

GILLA SIGNS CANNABIS LICENSING AGREEMENT IN NEVADA

TORONTO, CANADA – (June 20th, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today announced that the Company’s Toronto-based subsidiary, Gilla Enterprises Inc., has entered into its first production and distribution licensing agreement (the “Licensing Agreement”) to introduce and launch the Company’s new portfolio of cannabis concentrate products. The Licensing Agreement has been entered into with Alternative Medicine Association, LC (“AMA” or the “Licensee”), a Nevada-licensed medical marijuana establishment (“MME”) which was recently acquired by Friday Night Inc. (CSE: TGIF), a Canadian-based public company.

Under the terms of the Licensing Agreement, the Company granted to the Licensee an exclusive five-year license to produce and distribute Gilla’s unique array of cannabis concentrate products including its high terpene vape oils, naturally extracted vape oils and pure crystalline or high grade, naturally extracted cannabis crystals (together, the “Licensed Products”) in the State of Nevada. The Licensee will manufacture the Licensed Products in its medical marijuana cultivation and production facility located in Las Vegas, Nevada for wholesale distribution utilizing Gilla’s standard operating procedures, marketing support and brand name that will be announced and formally launched in the coming weeks. The Licensed Products are scheduled to be launched for sale on or around July 1, 2017 in conjunction with the adoption of recreational marijuana by the State of Nevada. As consideration for the license and rights granted under the Licensing Agreement, the Company will receive a fifteen percent royalty of gross revenues generated by the Licensed Products.

“This is a significant milestone for Gilla and we are very excited for the opportunity to work with our new partner to launch our newly developed portfolio of cannabis products alongside the adoption of recreational marijuana in Nevada,” stated Mr. Graham Simmonds, Chairman and CEO of Gilla. He added, “AMA was the first-licensed MME in southern Nevada and operates a premier facility in the Las Vegas area. Their expertise and cultivation capacity has positioned them to become an industry leader in the wholesale marijuana business. In furthering our multi-jurisdictional mandate, the Company is working on a number of additional licensing opportunities in both the United States and Canada to bring Gilla’s branded cannabis products to additional jurisdictions this year.”

Mr. Mark Zobrist, CEO of AMA stated, “This is an excellent opportunity for Friday Night to broaden its product offering in preparation for the upcoming implementation of recreational marijuana in the State of Nevada.” He added, “Our team is very impressed with the quality of the Gilla product offering and we look forward to a mutually-successful business relationship.”

About Alternative Medicine Association, LC and Friday Night Inc.
Alternative Medicine Association, LC owns and operates a licensed medical marijuana cultivation and production facility in Las Vegas, Nevada. The company produces its own line of cannabis-based extracts including shatter, live resin, wax and oils including vape oils, flavored vape oils, terpene enhanced oils, and clear distillates and manufactures other third-party brands of similar products. Friday Night Inc., a Canadian public company (CSE: TGIF), recently acquired AMA and now owns or controls both hemp and cannabis based operations in the State of Nevada with plans to expand both within and outside of the state.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com